Exhibit 99.1

FOR IMMEDIATE RELEASE CONTACT: Investor Relations (713) 726-5376 IR@flotekind.com

Flotek Industries, Inc. Announces 2013 Results, Provides Financial

and Operational Update, Announces Year-End 2013 Conference Call Details

HOUSTON, February 10, 2014 /PRNewswire/ — Flotek Industries, Inc. (“Flotek” or the “Company”) (FTK) today announced results for the twelve-months ended December 31, 2013.

As reported on From 10-K filed with the U.S. Securities and Exchange Commission, Flotek reported revenue for the year ended December 31, 2013 of $371.1 million, an increase of $58.2 million, or 18.6%, compared to the year ended December 31, 2012. The increase in revenue was the result of the acquisition of Florida Chemical Company (“Florida Chemical”) and gains in Energy Chemical Technologies and Artificial Lift Technologies which were partially offset by moderation in the Drilling Technologies segment, the result of a decline in the total average North American drilling rig count of nearly 7.5%.

Income Before Income Taxes for the twelve-months ending December 31, 2013 was $57.0 million, compared to $45.5 million in the same period of 2012.

For the year ended December 31, 2013, the Company reported net income attributable to common shareholders of $36.2 million or $0.67 per share (fully diluted). That compares to net income attributable to common shareholders of $49.8 million or $0.97 per share (fully diluted) for the twelve months ended December 31, 2012. Results for the year ended December 31, 2012 included a reduction of deferred federal income tax expense of $18.6 million. This increase in income resulted because it was no longer necessary for the Company to record an allowance for its deferred tax asset.

Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA (a non-GAAP measure of financial performance), for the twelve months ended December 31, 2013 was $74.2 compared to $65.1 for the twelve months ended December 31, 2012.

For the period ended December 31, 2013, Flotek’s non-cash share-based compensation expense was approximately $10.9 million. For the period ended December 31, 2012, non-cash share-based compensation was $13.4 million.

A presentation of non-cash share based compensation and a reconciliation of GAAP net income to EBITDA can be found at the conclusion of this release.

Gross margins for the twelve-months ended December 31, 2013, were 39.8% compared to 42.1% for the twelve-months ended December 31, 2012. The incremental decline in gross margin was primarily attributable to portfolio mix resulting from the inclusion of Florida Chemical in 2013 results, the addition of supporting products in Energy Chemical Technologies and a more challenging market in the Drilling Technologies segment. The Company experienced margin benefits from the Florida Chemical acquisition and proportionately higher sales of technology tools in the Drilling Technologies segment.

A complete review of the Company’s year-end financial position can be found in the Company’s annual report filed with the U.S. Securities and Exchange Commission this afternoon.

Flotek Industries, Inc.	Media Release	February 10, 2014
FOR IMMEDIATE RELEASE

Fourth Quarter Results

For the three months ended December 31, 2013, Flotek posted revenue of $100.8 million, an increase of $24.1 million, or 31.4%, compared to $76.7 million in the same period of 2012.

Operating income for the three months ended December 31, 2013 was $17.6 million, compared to $11.7 million in the same period of 2012. Income Before Taxes for the fourth quarter, 2013 was $17.2 million versus $8.9 million in the fourth quarter of 2012.

In the fourth quarter, 2013 Flotek recorded income tax expense of $6.2 million, compared to an income tax credit of $14.3 million in the fourth quarter of 2012.

On a GAAP basis, Flotek posted Earnings per Share (fully diluted) for the three months ended December 31, 2013 of $.20 compared to Earnings per Share (fully diluted) of $.44 for the three months ended December 31, 2012.

Consolidated gross margins for the three months ended December 31, 2013 were 39.5% compared to 40.8% in the same period 2012.

A summary income statement reflecting fourth quarter results can be found at Note 18 in the Company’s annual report filed today with the U.S. Securities and Exchange Commission.

“For the first time in Flotek’s history, the Company achieved quarterly revenues in excess of $100 million, a testament to the dedication and effort of the entire Flotek team,” said John Chisholm, Flotek Chairman, President and Chief Executive Officer. “Moreover, Flotek’s sales of CnF® additives reached record levels in the fourth quarter, an indication our efforts to communicate the positive impact our leading completion chemistry has on well performance and return on investment to exploration companies is resonating with our clients.”

Chisholm added, “We are also pleased that our fourth quarter results show a continuing trend in operating efficiency with a consistent decline in SG&A costs during the year. As a percentage of revenue, SG&A was 19.1% in the fourth quarter, compared to 24% in the fourth quarter of 2012 and 20% in the third quarter of 2013. We believe costs, as a percent of revenue, should continue to improve as we complete our integration of Florida Chemical and leverage our existing infrastructure in the coming year.”

“In addition, I want to especially thank our finance team – led by Rich Walton and Rob Schmitz – for their extraordinary effort in completing our year-end accounting process and preparing these results for our shareholders in record time,” said Chisholm. “Being best-in-class should also include communication with our stakeholders and our team is committed to being timely and accurate in this process. While new reporting systems help, it is the people that make it happen. Moreover, our ability to file our annual report with the U.S. Securities and Exchange Commission, with audited financials, couldn’t have happened without the commitment of our independent auditors to commit the resources to complete their comprehensive and critical review of Flotek’s financial results. We appreciate Hein & Associates’ efforts to complete the process within our time parameters.”

Operational Update

Despite weather related issues, including the impact from Colorado flooding during the third quarter, Flotek generated record results for the twelve months ended December 31, 2013.

Energy Chemical Technologies revenue for year ended December 31, 2013 increased $16.9 million, or 9.2%, relative to the comparable period of 2012. The increase in 2013 revenue was the result of the acquisition of Florida Chemical and an increase in sales of stimulation chemicals, including CnF® additives. Customers are increasing usage of CnF® products in the Rockies, Eagle Ford and other North American basins.

Flotek Industries, Inc.	Media Release	February 10, 2014
FOR IMMEDIATE RELEASE

Energy Chemical Technologies’ gross margin for the year ended December 31, 2013 increased $7.1 million, or 8.7%. Gross margin percentage for 2013 declined 0.2% compared to 2012, primarily the result of the continued evolution and broadening of the Company’s product portfolio. As expected, gross margin was positively impacted by supply chain benefits from the Florida Chemical acquisition. While the Company expects segment margins to remain robust, continued evolution and expansion of the breadth of product offerings is likely to lead to marginal fluctuations in margins in the coming quarters.

“We are pleased with the continued growth in our energy chemical technologies business and are encouraged by the increased market penetration of CnF® chemistries,” added Chisholm. “We believe the marketing efforts of 2013 should result in a strong 2014 for our proprietary completion chemistries as we expand both our domestic and international reach.”

Consumer and Industrial Chemical Technologies (“CICT”) revenue for the year ended December 31, 2013 was $42.9 million. Revenue for the year ended December 31, 2013 is incremental to the Company as a result of the Florida Chemical acquisition. CICT revenue is primarily driven by demand for bio-based chemistries produced for a multitude of industries, as well as from citrus isolates produced for the flavor and fragrance industry.

Drilling Technologies revenue for the year ended December 31, 2013 decreased $4.3 million or 3.7% relative to the same period in 2012. Revenue declines can be primarily attributed to a decline in actuated tool rentals. While revenues declined, the business continued to be a market leader in an environment where vertical wells declined 21% year-over-year. The Company continues to see its downhole products on over 30% of all rigs in the North America.

Drilling Technologies gross margin for the year ended December 31, 2013 decreased by $2.6 million, or 5.6%, over the comparable period of 2012 due to the sales decrease and actuated tool cost increases. As a percentage of revenue gross margin declined by only 0.8% as a result of actuated tool cost increase offset by the product mix changed in 2013 to higher margin Teledrift® series tools, Stemulator™ tool and other drilling tools and services.

“Flotek continues to focus its Drilling Technologies business on our higher margin Teledrift® and StemulatorTM offerings,” said Chisholm. “We believe our best-in-class technologies should continue to gain share and, as a result, improve segment margins in the coming year. That said, we understand the market continues to be competitive as drilling becomes more efficient. As such, we will continue to focus on value-added technologies, expansion of our base into new markets – including international opportunities – and creating more efficient marketing and delivery systems.”

Revenue for the Artificial Lift Technologies segment for the year ended December 31, 2013 increased by $2.7 million, or 22.3%, relative to the same period in 2012. The introduction of SSI Lift Systems in the second half of 2013; as well as increased pump and pump equipment sales led to the revenue increase. This increase is due to a slight rebound in the gas workover drilling market, additional installations in 2013, and more oil related equipment sales.

“While traditionally a small part of Flotek’s business, we are very excited about the future of our artificial lift efforts,” said Chisholm. “In January we announced the addition of David McMahon to the Flotek team, a two decade-plus veteran of the artificial lift industry. David is excited to re-energize our artificial lift offerings, leveraging Flotek’s commitment to innovative technologies to bring new products and best-in-class service to existing clients and future prospects. Our business will focus on niche technologies that should boost margins and market share into the future. We believe 2014 will be a transition year for our lift business but believe David’s expertise and effort is likely to exceed our internal expectations.”

Financial Metrics

Accounts receivable, net of the allowance for doubtful accounts, at December 31, 2013 were $65.0 million, compared to $42.3 million December 31, 2012. This increase primarily resulted from the increase in fourth quarter revenue in 2013 compared to fourth quarter revenue in 2012. The Company’s allowance for doubtful accounts was 1.3% at December 31, 2013.

Flotek Industries, Inc.	Media Release	February 10, 2014
FOR IMMEDIATE RELEASE

Depreciation and amortization expense for the year ended December 31, 2013 increased by $3.5 million, or 30.4% relative to year ended December 31, 2012. This increase for the year to date period was primarily attributable to incremental depreciation and amortization of assets recognized as part of the acquisition of Florida Chemical.

Interest and other expense for the year ended December 31, 2013 decreased by $11.4 million, or 86.5% relative to the year ended December 31, 2012. The decline in interest expense was primarily due to the repayment of the Company’s convertible notes in the fourth quarter of 2012 and lower overall borrowing costs. The remaining convertible notes were repaid in the first quarter of 2013.

The Company recorded an income tax expense of $20.8 million for the year ended December 31, 2013 yielding an effective tax rate of 36.5%, compared to an income tax benefit of $4.3 million for the year ended December 31, 2012. The Company’s 2012 tax benefit was generated primarily by an $18.6 million decrease in the valuation allowance against a deferred tax asset. Additionally, fluctuations in effective tax rates have historically been impacted by non-cash changes in the fair value of the Company’s warrant liability and permanent tax differences.

Project Updates

Last year Flotek announced a joint venture with Tasneea Oil & Gas Technologies to create companies focused on chemistry research and development and production in the Sultanate of Oman. Agreements were finalized in November 2013, and plans call for the development of a research facility as well as a manufacturing facility. The development of facilities in Oman should provide Flotek the opportunity to serve the projected robust growth in unconventional resource development in the Middle East and North Africa region in the coming years. The Company is in the final phase of establishing corporate infrastructure and expects to break ground on the Omani facility in the spring of 2014 with completion slated in the second half of the year. Flotek has begun marketing its chemistry technologies in the region and, as a result, has received commercial orders for 2014.

“Our Middle Eastern efforts are underway and early results are encouraging,” added Chisholm. “While the process has been deliberate and, as we have said before, has a longer lead time than domestic developments, we are pleased with our progress and optimistic about the impact of our Omani operations in 2014, especially in the second-half of the year. We are already seeing positive response from our efforts in Saudi Arabia, the UAE and Oman. In addition, we continue to expand efforts in South America, FSU nations as well as other regions.”

Flotek recently completed the purchase of Eclipse IOR services, LLC (“EOGA”), a leading polymer services company in Enhanced Oil Recovery projects. This adds yet another line to our EOR product and service offerings. The Company continues to build its practice in this growing market and will continue to look for opportunities to expand its product and service lines in this business.

“We welcome Jay Portwood and his EOGA team to the Flotek family and are excited about the opportunities ahead in the EOR business,” added Chisholm. “The addition of polymer technology for water conformance is important to our EOR stable of products. Moreover, EOGA brings additional opportunities for Flotek, both for our conventional completions business as well as in new and existing international markets. In addition, under Jay’s leadership, we will continue to focus on opportunities to expand the range of our EOR services.”

“As I look back on 2013, Flotek’s effort provided solid results and, more importantly, created the framework for what I believe should be a seminal year for Flotek in 2014,” concluded Chisholm. “Our challenge in the year ahead is to execute on the opportunities we have created, continue to be a leader in oilfield technology and innovation and be responsive to the needs of our clients. The opportunities – both domestic and international – and across our product lines are plentiful. Moreover, I believe we have the right people in the right places at the right time to create value for our shareholders in the coming year. We will do everything possible to ensure we do just that.”

Flotek Industries, Inc.	Media Release	February 10, 2014
FOR IMMEDIATE RELEASE

Conference Call Details

Flotek will host a conference call on Tuesday, February 11, 2014 at 7:30 CDT to discuss its operating results for the three and twelve months ended December 31, 2013. To participate in the call participants should dial 800-705-7436 approximately 5 minutes prior to the start of the call.

The call can also be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek is a global developer and distributor of a portfolio of innovative oilfield technologies, including specialty chemicals and down-hole drilling and production equipment. It serves major and independent companies in the domestic and international oilfield service industry. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.‘s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.	Media Release	February 10, 2014
FOR IMMEDIATE RELEASE

	Year Ended December 31,
	2013	2012
	(in thousands, except per share data)
GAAP Net Income and Reconciliation to EBITDA (Non-GAAP)
Net Income (GAAP)	$36,178	$49,791
Interest Expense	2,092	8,103
Income Tax Expense	20,772	(4,333)
Depreciation and Amortization	15,109	11,583

EBITDA (Non-GAAP)	$74,151	$65,144

Select Non-Cash Items Impacting Earnings
Stock Compensation Expense	$10,914	$13,421
Less income tax effect	(3,820)	(4,697)

Stock Compensation Expense, net of tax	$7,094	$8,724

Weighted Average Shares Outstanding (Fully Diluted)	53,841	53,554

Stock Compensation Expense Per Share (Fully Diluted)	$0.13	$0.16